Exhibit 10.2

EMPLOYMENT AGREEMENT BETWEEN

VALLEY FINANCIAL CORPORATION

AND KIMBERLY B. SNYDER

This Employment Agreement (“Agreement”), dated for purposes of identification and effective November 1, 2008 (the “Effective Date”), is made and entered into between Valley Financial Corporation (“Employer”), a bank holding company owning all of the outstanding capital stock of Valley Bank (“Bank”) and Kimberly B. Snyder (“Employee”). This Agreement, as amended and restated, is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

WHEREAS, Employer desires to employ Employee as Executive Vice President and Chief Financial Officer of the Employer and the Bank; and

WHEREAS, Employee is willing to accept such positions with the Employer and Bank.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION I. DEFINITIONS.

As used in this Agreement, the following capitalized terms have the indicated meanings unless the context clearly requires otherwise:

A. “Bank Board” means the Board of Directors of the Bank.

B. “Board” means the Board of Directors of the Employer.

C. “Cause” means (i) the willful and continued failure by Employee to substantially perform her duties hereunder (other than any such failure resulting from her incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Employee by the Board (excluding Employee) and which failure has not been cured as hereinafter provided, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed her duties, or (ii) the willful engaging by the Employee in illegal conduct or any conduct which is demonstrably and materially injurious to the Employer or Bank. Without limiting the generality of the foregoing, Cause shall include the issuance of a removal order or similar order by a governmental regulatory agency with appropriate jurisdiction prohibiting Employee from participating in the affairs of the Employer or Bank. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or Bank Board or based upon the advice of counsel for the Employer or Bank shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Employer and Bank. It is also expressly understood that the Employee’s attention to matters not directly related to the business of the Employer or Bank shall not provide a basis for termination for Cause so long as the Employer and/or Bank has approved Employee’s engagement in such activities. Upon the issuance of a written demand for substantial performance, Employee shall have a reasonable period of time in which to correct such alleged violation, provided, however, that the alleged violation is neither dishonest nor criminal. It is agreed that thirty (30) days shall be deemed a reasonable time in which to correct any such alleged violation. If the Employee is unable to correct the alleged violation within said thirty (30) day period, then if the Board (excluding Employee) determines that the Employee is using her best efforts to make such correction and that the alleged violation can be corrected, the Board shall extend the thirty (30) day period by such time as is reasonably necessary for the Employee to effect such correction as expeditiously as practicable. Notwithstanding the foregoing, after a Change in Control of the Employer the Employee shall not be deemed to be terminated for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than 75% of the entire membership of the Board (excluding Employee) at a meeting of such Board called and held for such purpose (after a reasonable notice to Employee and an opportunity for Employee, together with her counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Employee was guilty of conduct set forth above and specifying the particulars thereof in detail. In such event Employee shall have a reasonable period of time in which to correct the alleged violation, provided, however, that the alleged violation is neither dishonest nor criminal. As in the case of an alleged violation prior to a Change in Control, it is agreed that thirty (30) days (extended by the Board, if necessary, as outlined above) shall be deemed a reasonable time in which to correct any such alleged violation.

D. “Change in Control” or “Change in Control of the Employer” means a change in control of a nature that would be required to be reported (assuming such event has not been “previously reported”) in response to Item l(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”); provided that, notwithstanding the foregoing and without limitation, such a change in control shall be deemed to have occurred at such time as (i) any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 or Rule 13d-5 under the Exchange Act as in effect on January 1, 1994), directly or indirectly, of 20% or more of the combined voting power of the Employer’s voting securities; (ii) the Incumbent Board ceases for any reason to constitute at least the majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Employer’s shareholders, was approved by a vote of at least 75% of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Employer in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (ii) considered as though such person were a member of the Incumbent Board; (iii) all or substantially all of the assets of the Employer or the assets of the Bank are sold, transferred or conveyed by any means, including but not limited to direct purchase or merger, if the transferee is not controlled by the Employer, control meaning the ownership of more than 50% of the combined voting power of such entity’s voting securities; or (iv) the Employer is merged or consolidated with another corporation or entity and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Employer. Notwithstanding anything in the foregoing to the contrary, no change in control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction (i) which results in the Employee or a group of Persons which includes the Employee, acquiring, directly or indirectly, 20% or more of the combined voting power of the Employer’s voting securities; (ii) arranged or caused by a federal bank regulatory agency possessing appropriate jurisdiction on the grounds of failing financial condition of the Employer or Bank which results in the acquisition, directly or indirectly, of 20% or more of the combined voting power of the Employer’s voting securities by any Person or (iii) which results in the Employer, any subsidiary of the Employer or any profit-sharing plan, employee stock ownership plan or employee benefit plan of the Employer or any of its subsidiaries (or any trustee of or fiduciary with respect to any such plan acting in such capacity) acquiring, directly or indirectly, 20% or more of the combined voting power of the Employer’s voting securities.

E. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

F. “Date of Termination” means (i) if Employee’s employment is terminated by Employee for other than Good Reason, ninety (90) days after Notice of Termination is given, (ii) if Employee’s employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Employee shall not have returned to the performance of her duties on a full-time basis during such thirty (30) day period), (iii) except as otherwise provided in this paragraph, if Employee’s employment is to be terminated by the Employer for Cause or by the Employee for Good Reason, the date specified in the Notice of Termination, (iv) the date of Employee’s death, or (v) if Employee’s employment is to be terminated by the Employer for any reason other than

Cause or Disability, the date specified in the Notice of Termination, which in no event shall be a date earlier than ninety (90) days after the date on which such Notice of Termination is given, unless an earlier date has been expressly agreed to by the Employee in writing either in advance of, or after, receiving such Notice of Termination. In the case of termination of Employee’s by the Employer employment for Cause after a Change in Control of the Employer, if Employee has not previously expressly agreed in writing to the termination, then within thirty (30) days after receipt by the Employee of the Notice of Termination with respect thereto, the Employee may notify the Employer that a dispute exists concerning the termination, in which event the Date of Termination shall be either the date set by mutual written consent of the parties or the date the dispute is resolved. During the pendency of any such dispute, the Employee will continue to be paid her full compensation in effect prior to the time the Notice of Termination is given and until the dispute is resolved. It is anticipated that an Employee’s Date of Termination, as described above in this Section I.F., will constitute a “separation from service” within the meaning of Code section 409A and Treasury Regulations thereunder. In the event that an Employee’s Date of Termination as described above differs from the date of the Employee’s separation from service for purposes of Code section 409A, the Employee’s Date of Termination for purposes of this Agreement will be the date of her separation from service under Code section 409A.

G. “Disability” means (i) as a result of Employee’s inability due to physical or mental illness, Employee shall have been absent from the full-time performance of her duties with the Employer and/or Bank for six (6) consecutive months, and (ii) within thirty (30) days after Notice of Termination is given Employee shall not have returned to the full-time performance of her duties.

H. “Employer” and “Bank” includes any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Employer or Bank, respectively, ceases to exist.

I. “Employment Year” means the 12-month period beginning on the Effective Date and each 12-month period beginning on the annual anniversary date thereafter.

J. “Good Reason” means:

(i) An adverse change in Employee’s status or positions as an officer or director of the Employer or Bank including, without limitation, any adverse change in Employee’s status or position as a result of a material diminution of her duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that Employer is no longer publicly owned, except that Employer, Bank or Successor may not use the fact that Employer is no longer publicly owned to justify taking any action mentioned in this Section I(J) which is detrimental to the Employee or adverse to her best interests) or the assignment to Employee of any duties or responsibilities which, in Employee’s reasonable judgment, are inconsistent with such status or positions, or any removal of Employee from or any failure to reappoint or reelect Employee to such positions (except in connection with the termination of Employee’s employment for Cause, Disability or Retirement or as a result of Employee’s death or by Employee other than for Good Reason);

(ii) The failure by the Employer to obtain from any Successor the assent to this Agreement hereinafter required;

(iii) Any purported termination by the Employer, Bank or Successor of the Employee’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section I(M) hereof (and, if applicable, Section I(C) hereof); and for purposes of this Agreement, no such purported termination shall be effective;

(iv) Unless specifically agreed to in writing by Employee, the failure by Employer, Bank or

Successor to continue in effect any Plans in which Employee participates on November 1, 2008, (or Plans providing Employee with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by Employer, Bank or Successor which would adversely affect Employee’s continued participation in any of such Plans on at least as favorable a basis as existing on November 1, 2008, or which would materially reduce Employee’s benefits in the future under any such Plans or deprive Employee of any material benefit enjoyed by the Employee on November 1, 2008;

(v) Unless specifically agreed to in writing by Employee, the failure by Employer, Bank or Successor to provide and credit Employee with a number of paid vacation days to which Employee would then be entitled in accordance with this Agreement or in accordance with the Employer’s or Bank’s normal vacation policy as in effect on November 1, 2008, whichever is greater;

(vi) Unless specifically agreed to in writing by Employee, the requirement by Employer, Bank or Successor that Employee be based anywhere other than where her office is located on November 1, 2008, except for required travel on business for the Employer, Bank or Successor to an extent substantially consistent with the business travel obligations which Employee undertook on behalf of Employer and/or Bank prior to November 1, 2008;

(vii) Unless specifically agreed to in writing by Employee, any refusal by Employer, Bank or Successor to continue to allow Employee to attend to matters or engage in activities not directly related to the business of the Employer, Bank or Successor which, prior to November 1, 2008, Employee was permitted by Employer or Bank to attend to or engage in; or

(viii) In the event of a Change in Control of the Employer, termination of employment hereunder by the Employee for any reason other than death or Disability pursuant to a Notice of Termination given during the thirty (30) day period immediately following the first annual anniversary of such Change in Control.

K. “Incumbent Board” means the Board as constituted on the date hereof.

L. “Notice of Termination” means a written notice that indicates the specific termination provision of this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

M. “Person” has the meaning ascribed to that term in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

N. “Plan” means any compensation plan such as an incentive, bonus, stock option or restricted stock plan, any pension or profit sharing plan or any welfare benefit plan (including, but not limited to health, life or disability insurance).

O. “Retirement” means Employee’s voluntary termination of all employment hereunder after the attainment of age sixty-five (65) or the attainment of age fifty-five (55) having worked full time for the Employer for a period of ten (10) consecutive Employment Years.

P. “Successor” means any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time) the Employer’s business directly, by merger or consolidation, or indirectly by purchase of the Employer’s voting securities, all or substantially all of its assets or otherwise.

SECTION II. TERM OF EMPLOYMENT AND DUTIES.

A. Employment with Employer and Bank. Employer hereby employs Employee hereunder as of the Effective Date as Executive Vice President and Chief Financial Officer of Employer and Bank. Employee shall be expected to perform such services as are generally performed by the executive vice president and chief financial officer of a bank holding company and commercial bank. The services to be performed may be extended or curtailed from time to time at the direction of the Board or the Bank Board during the term of this Agreement; provided, however, such duties shall not be extended or curtailed in such fashion as to alter the duties and responsibilities generally expected of the executive vice president and chief financial officer of a bank holding company or a commercial bank, as the case may be.

B. Acceptance of Employment. Employee accepts such employment hereunder and shall devote her full time, attention and best efforts to the diligent performance of her duties herein specified and as an officer of Employer and Bank. While employed hereunder, Employee will not, without the prior express written consent of the Board, accept employment with any other individual, corporation, partnership, governmental authority or other entity, or engage in any other venture for profit which the Board may consider to be in conflict with Employer’s or Bank’s best interest or to be in competition with Employer’s or Bank’s business, or which may interfere in any way with Employee’s performance of her duties hereunder. It is understood and agreed that Employee has the right to participate in passive investments.

C. Term of Employment. This Agreement shall continue in effect until the second anniversary of the Effective Date; provided, however, that beginning with the first anniversary of the Effective Date and each anniversary thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least one hundred twenty (120) days prior to such anniversary date, the Employer or the Employee shall have given written notice that this Agreement shall not be extended, and provided further, anything in this Agreement to the contrary notwithstanding, this Agreement shall continue in effect for at least a period of twenty-four (24) months beyond the date of a Change in Control, if one shall have occurred (i) during the term of this Agreement, and (ii) prior to a Notice of Termination, except a Notice of Termination given by Employer other than for Cause or Disability after any regulatory filing has been made in contemplation of a Change in Control.

D. Termination of Employment. The Employee’s employment with the Employer shall be terminated as of the first to occur of any of the following:

(i)	the death of Employee;

(ii)	the Disability of Employee;

(iii)	the discharge of Employee for Cause;

(iv)	the termination by Employee for Good Reason; and

(v)	any other termination of Employee’s employment with Employer.

E. Offices. Termination of employment hereunder shall include termination of employment as Executive Vice President and Chief Financial Officer of both the Employer and the Bank.

SECTION III. COMPENSATION AND RELATED MATTERS.

A. Base Salary. Employee’s annual base salary for an Employment Year shall be $175,000.00, payable in accordance with the Company’s normal payroll schedule. The Board may increase the base salary, in its sole discretion, based on factors it deems appropriate, such as increased responsibilities and cost of living increases.

B. Employee Benefits. Subject to meeting applicable eligibility provisions, Employee shall be entitled to participate in all employee benefits Plans or arrangements of Employer and/or Bank, on the same basis as other executives of the Employer and/or Bank including, without limitation, Plans or arrangements providing medical or dental insurance (the cost of coverage for dependents to be borne by Employee), life insurance, disability insurance, accidental death or dismemberment insurance, sick leave and retirement benefits through plans which are qualified under the Code.

C. Expenses. Employee shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred, during the term of this Agreement, by him in performing services hereunder in accordance with the general policies and procedures established in writing by the Employer and/or Bank. Unless otherwise specified in those written policies and procedures, such reimbursement shall be made within thirty (30) days following Employee’s submission of related receipts or other information required by the Employer and/or Bank. The amount of expenses eligible for reimbursement during a calendar year shall not affect expenses eligible for reimbursement in any other calendar year.

D. Performance Bonus. In addition to compensation enumerated above, Employee may receive a cash bonus for each Employment Year in such amounts and at such times as the Board, in its sole discretion, determines. Employee shall receive an annual performance review, and the Board may use the results of such review in determining the amount of any bonus to be awarded.

E. Vacation. Employee shall be entitled to at least five (5) weeks of paid vacation during each Employment Year during the term of this Agreement, which she shall be entitled to take at such time or times as in the reasonable judgment of Employer shall not materially interfere with the conduct of her duties under this Agreement.

SECTION IV. TERMINATION OF EMPLOYMENT.

A. Prior to Change in Control; Voluntary Termination; Cause. Prior to a Change in Control, upon the Employee’s termination of her employment for other than Good Reason, or upon the termination of Employee’s employment by the Employer for Cause, or upon Employee’s death, the Employer shall pay the Employee her full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid amounts, if any, to which Employee is entitled as of the Date of Termination under any Plan or arrangement of Employer or Bank at the time such payments are due. No Notice of Termination is required hereunder in the event of Employee’s death, and the foregoing amounts shall be determined on the date of death, if applicable.

B. Prior to Change in Control; Good Reason, etc. Prior to a Change in Control, upon the termination of the Employee’s employment (i) by Employer for reasons other than Cause or Disability or (ii) by Employee for Good Reason, Employer shall pay Employee a lump sum payment equal to the total base salary that Employee would have earned had Employee continued in the Employer’s employ through the remaining term of this Agreement, such base salary to be at the rate in effect at the time Notice of Termination is given. Such lump sum payment shall be made on the first day of the month following the six-month anniversary of the Employee’s Date of Termination. Interest shall accrue on the payment from Employee’s Date of Termination through the date of payment at the Prime Rate of Interest in effect on the Date of Termination and as reported in the Wall Street Journal.

C. Upon Change in Control. Upon termination of Employee’s employment within thirty-six (36) months following a Change in Control of the Employer, unless such termination is (i) because of Employee’s death or Retirement, (ii) by Employer for Cause or Disability, (iii) by Employee other than for Good Reason or (iv) pursuant to a Notice of Termination given prior to a Change in Control except when such Notice of Termination is given by Employer after any regulatory filing has been made in contemplation of a Change in Control (in which event Section IV(A ) or IV(B), as the case may be, shall govern such termination), Employer shall pay to Employee an amount equal to 2.99 multiplied by the Employee’s annualized includable compensation for the base period, within the meaning of Section 280G(d)(1) of the Internal Revenue Code of 1986, as amended (“Code”), provided, however, that if any of such payment is or will be subject to the excise tax imposed by Section 4999 of the Code or any similar tax that may hereafter be imposed (“Excise Tax”) such payment shall be reduced to a smaller amount, even to zero, which smaller amount shall be the largest amount payable under this paragraph that would not be subject in whole or in part to the Excise Tax after considering all other payments to Employee required to be considered under Section 4999 or 280G of the Code, and taking into account the payment date prescribed in the following sentence. Such payment shall be: (i) referred to as the “Severance Payment,” (ii) determined by a certified public accounting firm selected by Executive, which shall provide detailed supporting calculations to Employer and Employee, and (iii) made on the first day of the month following the six-month anniversary of the Employee’s Date of Termination. All fees and expenses of the accounting firm shall be the responsibility of and paid by the Employer.

D. Offset. The amount of any payment provided for in this Section IV shall not be reduced, offset or subject to recovery by the Employer, Bank or Successor by reason of any compensation earned by Employee as the result of employment by another employer after the Date of Termination, or otherwise.

SECTION V. SPLIT-DOLLAR ARRANGEMENT.

Employer and Employee have entered into a split-dollar insurance agreement that governs the rights and responsibilities of Employer and Employee with respect to the policy covered by such agreement.

SECTION VI. ANNUAL PHYSICAL EXAMINATION.

At least once a year during the term of this Agreement beginning with the Effective Date, the Employee shall undergo a routine physical examination, which physical examination shall include such procedures as are customarily performed in routine physical examinations of executives, such as an electrocardiogram, a chest x-ray, and urinalysis. Specific procedures or tests shall be included as a part of such routine physical examination as the Employer specifies from time to time. Employee may select her own physician to perform the examination. Employee agrees to immediately notify the Human Resources Committee of the Board if the annual examination reveals any issues that may prevent Employee from performing her duties under the terms of this Agreement. Employee shall be reimbursed for the ordinary, customary and reasonable cost of such a physical upon her submitting to the Employer invoices for the expenses incurred, the date such expense was incurred and the person or party providing the services, and the Employee shall be responsible for the remainder of the expenses. Employer shall not reimburse Employee for any portion of the cost of such routine physical examination which is actually paid for by any health insurance coverage applicable to Employee. Employer shall reimburse Employee within thirty (30) days following Employee’s submission of related receipts or other information necessary for Employer to determine the amount of the reimbursement to which Employee is entitled. The amount of expenses eligible for reimbursement during a calendar year shall not affect expenses eligible for reimbursement in any other calendar year, except to the extent permitted by Treasury Regulations section 1.409A-3(iv)(B) (relating to medical reimbursement arrangements).

SECTION VII. SUCCESSORS; BINDING AGREEMENT.

A. Agreement of Employer’s Successor. Employer will have any Successor, by agreement in form and substance satisfactory to Employee, assent to the fulfillment by Employer of its obligations under this Agreement. Failure of Employer to obtain such assent at least three business days prior to the time a Person becomes a Successor (or where Employer does not have at least three business days advance notice that a Person may become a Successor, within one business day after having notice that such Person may become or has become a Successor) shall constitute Good Reason for termination by Employee of her employment and, if a Change of Control of the Employer has occurred, shall entitle Employee immediately to the benefits provided in

Section IV(C) hereof upon delivery by Employee of a Notice of Termination.

B. Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s beneficiary designated in writing and delivered to Employer, if any, and if none to Employee’s estate.

SECTION VIII. FEES AND EXPENSES.

Each party shall pay its own legal fees and related or other expenses incurred in connection with this Agreement, whether or not such party prevails, including, without limitation all such fees and expenses, if any, incurred in contesting or disputing any termination or seeking to obtain or enforce any right or benefit provided by this Agreement. The foregoing notwithstanding, following a Change in Control of the Employer, the Employer shall pay all legal fees and related expenses incurred at any time following such Change of Control by Employee in connection with this Agreement, whether or not Employee prevails, including, without limitation, all such fees and expenses, if any, incurred by Employee in contesting or disputing any termination of Employee, in seeking advice with respect to the matters set forth in this Agreement, or in seeking to obtain or enforce any right or benefit provided by this Agreement. Employer shall reimburse Employee within thirty (30) days following Employee’s submission to Employer of receipts or other information indicating the amount of reimbursement to which she is entitled, or Employee may elect to have Employer pay her legal counsel or other service provider directly, in which case such payment shall be made within thirty (30) days following Employee’s submission to Employer of statements showing fees and expenses for services rendered. The amount of in-kind benefits or expenses eligible for reimbursement during a calendar year under this Section VIII shall not affect in-kind benefits or expenses eligible for reimbursement in any other calendar year.

SECTION IX. TAXES.

All payments to be made to Employee under this Agreement will be subject to required withholding of federal, state and local and employment and other taxes.

SECTION X. MISCELLANEOUS.

A. Survival. The respective obligations of, and benefits afforded to, Employer and Employee in Sections IV, VII(B), VIII, IX and XI of this Agreement shall survive termination of this Agreement.

B. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered to Employee or the Chairman of the Board of Employer or mailed by United States registered mail, return receipt requested, postage prepaid and addressed, in the case of Employer, to the attention of the Chairman of the Board at the following address:

Valley Financial Corporation

36 W. Church Avenue

Roanoke, VA 24011

or, in the case of Employee, to the address set forth below the Employee’s signature, provided that all notices may be sent to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

C. Modification; Waiver. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and the Chairman of the Board of Employer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

D. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

E. Code Section 409A. Any benefit, payment or other right provided by this Agreement shall be provided and made in a manner, and at such time, in such form and subjection to such election procedures (if any), as complies with the applicable requirements of Code section 409A to avoid a plan failure described in Code section 409A(a)(1), including without limitation, deferring payment until the occurrence of a specified payment event described in Code section 409A(a)(2). Notwithstanding any other provision hereof or document pertaining hereto, this Agreement shall be so construed and interpreted.

SECTION XI. CONFIDENTIALITY; COVENANT NOT TO COMPETE.

A. Confidentiality. Employee agrees that subsequent to her period of employment with Employer and/or Bank, she will not at any time communicate or disclose to any unauthorized person, without the written consent of the Employer, any proprietary or other confidential information concerning the Employer or any subsidiary of the Employer; it being understood, however, that the obligations of this Section shall not apply to the extent that the aforesaid matters (i) are disclosed in circumstances where Employee is legally required to do so or (ii) become generally known to and available for use by the public otherwise than by the Employee’s wrongful act or omission.

B. Covenant Not to Compete. If the Employee’s employment with the Employer and/or Bank is terminated by Employee other than for Good Reason or by Employer other than for Cause, the Employee agrees that for a period of two (2) years from the date her employment is terminated, she will not, without the consent in writing of the Chief Executive Officer of the Employer, become an officer, employee, agent, partner, director or substantial stockholder of any entity engaged in the commercial or retail banking business within a 100 mile radius of the City of Roanoke, Virginia, or become associated in any substantial manner with any entity in the process of formation to engage in the retail or commercial banking business, or any group that intends to form any such entity in the geographical area described above.

C. Relief. In the event of Employee’s actual or threatened breach of this Section, the Employer or Bank shall be entitled to a preliminary restraining order and an injunction restraining the Employee from violating its provisions. In the event the Employee terminates her employment for other than Good Reason and her actual date of terminating her employment is less than ninety (90) days after her Notice of Termination, the Employee will pay to the Employer, as liquidated damages and not as a penalty, an amount equal to the Employee’s base salary then in effect, computed on a per diem basis, multiplied by ninety (90).

D. Other Remedies. Nothing in this Agreement shall be construed to prohibit the Employer or Bank from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the Employee. If at the time of enforcement of this Section a court holds that the duration, scope or area restrictions stated herein are unreasonable under the circumstances then existing and, thus, unenforceable, the Employer and Employee agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

SECTION XII. RELATED AGREEMENTS.

To the extent that any provision of any other agreement between Employer or any of its subsidiaries and Employee shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

SECTION XIII. COUNTERPARTS.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this amended and restated Agreement as of the dates set forth below, to be effective November 1, 2008.

VALLEY FINANCIAL CORPORATION

By:	/s/ Ellis L. Gutshall
Ellis L. Gutshall, President and CEO

Date:	November 12, 2008

EMPLOYEE

/s/ Kimberly B. Snyder
Kimberly B. Snyder

Date:	November 12, 2008

Address:	5809 Salisbury Drive, SW
Roanoke, VA 24018